Exhibit 99.2

CENTERLINE HOLDING COMPANY

Dear Security Holder:

We are sending you this letter in connection with the distribution of non-transferable subscription rights to purchase 11.0% cumulative convertible preferred shares, series A-1 (the “Convertible Preferred Shares”) of Centerline Holding Company (the “Company”) to certain persons who at the close of business on February 4, 2008 (the “Record Date”) held eligible securities, as more fully described in the enclosed Prospectus Supplement, dated March 7, 2008 (the “Prospectus Supplement”).  We are granting at no charge, one non-transferable subscription right for each common share or common share equivalent (as defined in the Prospectus) held on the Record Date.  You are entitled to purchase one Convertible Preferred Share at a subscription price of $11.70 for every six rights granted to you.  Your rights are evidenced by the enclosed subscription rights certificate registered in your name(s) (the “Subscription Rights Certificate”). You should read the Prospectus Supplement and the accompanying prospectus carefully before deciding whether to exercise your subscription rights.

    We have enclosed copies of the following documents for your use:

1.	The Prospectus Supplement and the accompanying prospectus;

2.	Your Subscription Rights Certificate;

3.	The “Instructions for Completion of Centerline Holding Company Subscription Rights Certificates”;

4.	A “Notice of Guaranteed Delivery”; and

5.	A return envelope addressed to Computershare Trust Company, N.A. (the “Subscription Agent”).

    IF YOU WANT TO EXERCISE YOUR SUBSCRIPTION RIGHTS AND PURCHASE CONVERTIBLE PREFERRED SHARES, YOU MUST SEND THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE (OR THE NOTICE OF GUARANTEED DELIVERY) TOGETHER WITH THE PAYMENT OF THE EXERCISE PRICE FOR THE CONVERTIBLE PREFERRED SHARES YOU HAVE ELECTED TO PURCHASE TO THE RIGHTS AGENT PRIOR TO 5:00 P.M. EASTERN TIME, ON APRIL 4, 2008, UNLESS WE EXTEND THIS PERIOD.  ACCORDINGLY, WE REQUEST THAT YOU ACT PROMPTLY.

    You may obtain additional copies of the enclosed materials and may request assistance or information from the information agent, The Altman Group, Inc.  Shareholders, please call (866) 745-0267.  Brokers, please call (201) 806-7319.

Very truly yours,

CENTERLINE HOLDING COMPANY